EXHIBIT 10.25

SUPPLIER AGREEMENT

BETWEEN EG AG Packing LLC. AND GREEN CITY GROWERS COOPERATIVE

This Supplier Agreement (hereinafter "Agreement") is made effective this 21st day of May, 2021 (hereinafter the "Effective Date"), and is entered into by and between Green City Growers Cooperative (hereinafter "Seller" or "GCG”) which conducts business at 5800 Diamond Ave., Cleveland, OH 44104, and Edible Garden AG, Inc. which conducts business at 283 County Rd. 519, Belvidere, NJ 07823 (hereinafter referred to as the "Buyer" or "EGAG") (Collectively referred to as "Parties"), and sets forth the following terms and conditions of the purchase of Seller”s processed herbs and greens generated from a certain extended reel processing machine.

RECITALS:

WHEREAS, Seller produces, processes, and packages certain herbs (the "Product");

WHEREAS, Buyer intends to commit to purchase certain amounts of the Product;

WHEREAS, Seller will provide a facility buildout with enough cross dock and cooler space to properly set-vice the business and the transaction contemplated herein. Buyer and seller agree that the cooler space required to adequately service the transaction contemplated herein is approximately 1,600 square feet;

WHEREAS, to further this Agreement, Seller will purchase certain equipment and furnish certain labor to process and package the Product and Buyer will purchase certain quantities of the Product and guarantee certain shortfalls in exchange for the exclusive first right to purchase the Product;

NOW THEREFORE, the Parties agree as follows:

1. PURCHASE, SALE, SUPPLY AND UTILIZATION OF CUT HERBS PROCESSING. AND PACKAGING. Buyer will purchase Seller”s processed herbs and greens (the "Product"), at the price and for the specifications below:

a.	Pricing. Buyer will pay to the Seller the following price per unit based on quantity purchased within any given year:

1.	$0.20/unit for 0-2mm units;

2.	$0.15/unit from 2mm-4mm units;

3.	$0.01/unit for each 1 mm until a floor of $0.12/unit ("Flat Rate");

4.	All subsequent units will be billed at $0.12 annually.

5.	All pricing may be adjusted based on Exhibit C: "Labor Cost Analysis / Price Adjustment;"

6.	Shortfall: Should Buyer purchase less than 2mm conforming units in any given year, Seller will bill to Buyer and Buyer will Pay $.05/unit for each unit under 2mm units.

This unit pricing model will renew annually with the quantity count starting at zero upon each 1-year anniversary of the Product Effective Date of this Agreement. However, the price per unit will remain fixed.

EGAG will guarantee a total of 6 million units billed at .20/unit to GCG within 3 years of the Product Effective Date. Once 6 million total units billed at .20/unit have been ordered and paid for, EG will switch to Flat Rate base minimum price/unit for all processing after, in perpetuity, unless otherwise agreed to by both parties. The existing sliding pricing scale and yearly restart will stay in place until 6 million units priced at .20 per unit have been ordered and paid for, then this Flat Rate pricing will go into effect.

b.	Purchase Orders. Buyer will submit written or digital purchase orders for the Product no later than seven (7) business days prior to the requested delivery date, setting forth quantity, type, and requested delivery date of Product. Purchase orders received fewer than seven (7) business days prior to the requested delivery date shall be filled at Seller”s discretion and subject to express shipping charges (to be paid by Buyer).

c.	Payment. Seller will invoice Buyer for product orders upon each delivery. Payment is due within thirty (30) days of the invoice date. Late payments incur a finance charge of two percent (2%) monthly of the unpaid invoice balance.

2. EQUIPMENT. As of the Effective Date, GCG has purchased and installed ready for operation ("Product Effective Date"), a certain Redpack NTS extended base bottom reel flow wrapping machine, configured to wrap loose and bunched collations of herbs and other produce (hereinafter the "Equipment" and further identified as Product/Serial #: 1269). The sole purpose and intent of this equipment purchase is to provide certain quantities of product to Buyer, which Buyer will have the exclusive first right to purchase from Seller. In exchange for Buyer”s exclusive first right to purchase the product produced by this equipment, it has agreed to compensate Buyer for shortfall quantities (per Section la) to allow Seller to obtain suitable financing for the Equipment.

3. ADDITIONAL REVENUE OF SALES. Seller may sell product to other purchasers. However, Seller will pay to Buyer a royalty equivalent to one penny ($.01) per unit produced by the Equipment and sold to other purchasers.

4. RIGHT OF FIRST REFUSAL TO EQUIPMENT. If for any reason, Seller is unable or unwilling to fulfill its obligations under this Agreement or is in breach of the terms contained herein Buyer shall have the right of first refusal to purchase the Equipment at the amortized value at the time of breach or any liquidation event of Seller. The Amortization schedule related to the capital expenditure of the Equipment is attached hereto as Exhibit "A" and incorporated herein by reference.

5. PREFERRED PRICING. GCG will give EGAG preferred pricing and will not sell similar services for less than what they charge EGAG. If reduced pricing is offered, it will apply to EGAG business from the date applied.

6. SPECIFICATIONS. The specifications for the Product shall be furnished by EG and subject to GCG”s approval; and attached hereto as Exhibit B (the "Specifications"). Any change in the Specifications, including without limitation, the case pack size or configuration, or the packaging construction or design (each, a "Revision") shall be subject to the shall Parties” mutual agreement on all aspects thereof, including any price adjustments, which shall be documented by a written amendment to Exhibit B. Once a Revision has been mutually agreed upon and documented by written amendment, GCG shall use commercially reasonable efforts to perform the Services and produce Products in conformance with such Revision within a reasonable period of time which shall be mutually agreed upon by the Parties.

7. NON-CONFORMITY. GCG is also responsible for ensuring that at the tune of delivery, the Products are in material conformance with the Specifications. If within seventy-two (72) hours of receipt, certain Products are rejected by EGAG due to any material non-conformance with the Specifications, then GCG will issue a credit to EGAG for such non-conforming Products within 15 business days of EGAG”s request therefor, in an amount equal to the price of the Services performed to produce such Products. The foregoing will not apply to the extent some non-conformity is the result of an improper storage, mishandling, or the negligent acts or omissions of any person or entity other than GCG.

8. RECEIVING & INSPECTION OF HERBS. GCG will be responsible for having personnel available to receive and inspect all inbound herbs from any third-party farm. GCG personnel will measure and record the herb quality, shipping container temps, and pulp temps, in a software application mutually agreed upon by the parties, and will use an “Herb Spec Sheet" mutually agreed upon by the parties to determine if the herb quality is sufficient for processing. If they determine it is not, they will notify EG and will determine if shipment should be rejected or accepted.

Once herbs are accepted, GCG will promptly place herbs in an appropriate temperature cooler for storage until herbs are processed.

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9. SELLER”S WARRANTIES. Seller will do all of the following at its sole cost. The failure to perform any of the below will be considered a breach of this Agreement.

a.	Space. Keep and maintain a suitable workspace to produce product in accordance with this Agreement (Building and all related systems). Seller, will provide all labor (planting, harvesting, packing).

b.	Seller will provide quality control and meet production quotas based upon sales orders in conjunction with Buyer.

c.	Seller will store and manage packaging inventory.

d.	Seller will allow Buyer access to the Space upon 24-hour notice to inspect the product and the Equipment.

e.	Seller will not remove the Equipment or store the Equipment at any other location than its normal place of business.

10. BUYER”S WARRANTIES. Buyer will do all of the following at its sole cost. The Failure to perform any of the below will be considered a breach of this Agreement.

a.	Coordinating logistics for distribution of contracted produce.

b.	Provide prompt payment to Seller per agreement

c.	Buyer will guarantee the shortfall purchase terms in an effort to guarantee the amortized value of the Equipment at all times.

11. INSURANCE. Seller will maintain insurance on the equipment at the full replacement value.

12. BUYER-SELLER RELATIONSHIP. The relationship created by this agreement is solely a buyer seller relationship. This agreement does not make either party the employee, agent, or legal representative of the other for any purpose whatsoever.

13. TERM AND TERMINATION.

a.

Term. The initial term of the Agreement will be sixty (60) days commencing on the Product Effective Date. Thereafter, the Agreement will renew on a 260-day basis. Buyer and Seller may elect to terminate any renewal period upon 60 day advance notice to the other party.

b.

Termination upon Breach. If either party materially breaches the terms of this Agreement and fails to cure such breach within 30 days receipt of written notice from the non-breaching party specifying such breach, the non-breaching party may terminate the agreement by written notice to the breaching party, effective immediately. In addition to and within limiting the foregoing if the non-breaching party is the Buyer, the Buyer shall be entitled to purchase the Equipment according to the terms provided in Section 4. If the non-breaching party is the Seller, then the Seller shall be entitled to recover from Buyer, the remaining payments on the amortization schedule as specified in Section 4. The non-breaching party shall be entitled to the recovery of court costs and reasonable attorney”s fees in enforcing the Agreement.

c.

Termination upon Insolvency Event. This agreement will terminate immediately upon occurrence of an Insolvency Event by either party. In the event of Seller”s insolvency, Buyer may execute the First Right of Refusal to the Equipment contained in Section 4 of this Agreement. In the event of Buyer”s insolvency, the Seller shall be entitled to recover from Buyer, the remaining payments on the amortization schedule as specified in Section 4.

14. CONFIDENTIALITY. This Agreement, the matters discussed herein and information provided by one Party to the other in connection herewith (collectively, "Information”) are confidential and shall not be disclosed by the receiving Party without the written consent of the other, except to the extent that disclosure is required by law. When disclosure is required, the Party making the disclosure shall provide notice of the intended disclosure to the other Party and shall take all reasonable steps to limit the extent of the disclosure to the minimum required to comply with its legal obligations. Neither Party shall have any obligation with respect to any Information that is or becomes publicly available without fault of the Party receiving the Information.

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15. INDEMNIFICATION & LIMITATION OF LIABILITY

a.

Buyer Indemnification Seller ("Indemnifying Party”) shall indemnify, hold harmless and defend the Buyer ("Indemnified Party") and its officers, directors, agents, employees, and affiliates, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against, or are suffered or incurred by, the Indemnified Party or any such person to the extent caused directly by acts or omissions of the Indemnifying Party relating to this Agreement, including without limitation (i) any negligent or tortious conduct, (ii) any breach of any of the representations, warranties, covenants or conditions of the Indemnifying Party contained in this Agreement, (iii) any violation of applicable laws or regulations, (iv) infringement or violation of any patent, copyright, trade secret, or other proprietary interest of any third party, and (v) any breach of any express or implied warranties relating to the Product, including implied warranties of merchantability and fitness for a particular purpose.

b.

Seller Indemnification Buyer ("Indemnifying Party”) shall indemnify, hold harmless and defend the Seller ("Indemnified Party") and its officers, directors, agents, employees, and affiliates, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against, or are suffered or incurred by, the Indemnified Party or any such person to the extent caused directly by acts or omissions of the Indemnifying Party relating to this Agreement, including without limitation (i) any negligent or tortious conduct, (ii) any breach of any of the representations, warranties, covenants or conditions of the Indemnifying Party contained in this Agreement, (iii) any violation of applicable laws or regulations, (iv) infringement or violation of any patent, copyright, trade secret, or other proprietary interest of any third party, and (v) any breach of any express or implied warranties relating to the Product, including implied warranties of merchantability and fitness for a particular purpose.

c.

Limitation of Liability. In no event shall either party be liable to the other for any special, indirect, exemplary or consequential damages arising out of this agreement or purchase or use of the products.

16. AUTHORITY OF SIGNATORIES. Each Party covenants that it possesses the necessary capacity and authority to sign and enter into and carry out the terms of this Agreement.

17. BINDING EFFECT. The provisions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of the Parties. Notwithstanding the foregoing, the rights and obligations afforded Buyer in this Agreement are not unilaterally assignable and Buyer shall obtain the express written consent from Seller to assign any or all rights and/or obligations hereto.

18. FURTHER DOCUMENTS. Parties agree to execute and deliver such other additional documents as may be required to effectuate each of the terms of this Agreement.

19. ADVICE OF ATTORNEY. Each Party warrants and represents that, in executing this Agreement, it/they has/have relied upon legal advice from the attorney of its/their choice; that the terms of this Agreement have been read, and its consequences (including, but not limited to, risks, complications and costs) have been completely explained to it by that attorney, if any; that adequate time has been given for it/they to consult with an attorney, to ask any questions concerning this Agreement, to receive responses to those questions, and to contemplate an attorney”s advice concerning this Agreement; and that each Party fully understands the terms of this Agreement. Each Party to this Agreement acknowledges, warrants and represents that, in executing this Agreement, it has not relied on any inducements, promises or representations made by any other Party to this Agreement or any person or entity representing or serving another Party, except for those expressly stated in this Agreement.

20. NO MODIFICATION. This Agreement sets forth the entire agreement by and between the Parties stud may not be altered, amended or modified in any respect except by written instrument, duly executed by the Party or Parties to be charged. All earlier understandings, oral agreements and writings are expressly superseded hereby .and are of no further force or effect.

21. ENFORCEABLE AGREEMENT. The Parties specifically entered into this Agreement with the understanding that it is enforceable by courts with appropriate jurisdiction and venue. In the event any Party fails to perform the conditions or terms required therein, a court may enforce the terms of this Agreement.

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22. CONSTRUCTION. As used in this Agreement, the masculine, feminine or neuter gender, the singular or plural numbers and the conjunctive or disjunctive shall each be deemed to include the other whenever the context so indicates. This Agreement shall be construed in accordance with its fair meaning, the captions being for the convenience of the Parties only and not intended to describe or define the provisions in the portions of the Agreement to which they pertain. The terms of this Agreement have been freely negotiated by the Parties, and this Agreement shall not be construed against the drafter, as these drafting services have been performed as a courtesy to the other Parties to this Agreement.

23. ENTIRE AGREEMENT. This Agreement including any and all exhibits, attachments and/or addendums thereof are hereby incorporated by reference embodies the entire agreement by and among the Parties hereto and shall not be modified, changed, or altered in any respect, except in writing, executed in the same manner as this Agreement by the Parties hereto.

24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures to this Agreement shall be construed as the original signature for all purposes.

25. OHIO LAW/FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws. The Parties hereby consent to the exclusive jurisdiction of the courts of the State of Ohio, Eastern Division, and waive any contention that any such court is an improper venue for enforcement of this Agreement.

26. SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement to the extent possible shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF. the Parties hereto have respectively signed and sealed this Agreement t of the tar and year first above written, said date being the Effective Date.

/s/ James E. Kras	Date: May 21, 2021
James E. Kras
Edible Garden AG, Incorporated

/s/ John McMicken	Date: May 21, 2021
John McMicken
Green City Growers Cooperative

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Exhibit “A”

Equipment Amortization Schedule

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Exhibit "B"
Specifications

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Exhibit "C"

Labor Cost Analysis / Price Adjustment

As soon as possible, representatives of both Buyer and Seller will conduct an analysis to determine the actual labor costs to supply the Product.

Both parties will agree on the optimal flow surd process and will track and evaluate the manhours required to supply the Product on a $/unit price. This number will be compared to the estimated $/unit labor cost used in the Seller”s financial model which set current unit pricing. Unit pricing will be adjusted accordingly: if the actual labor cost is greater than the estimate used in the Seller”s financial model, all unit prices in the agreement will be adjusted proportionately higher by that amount; if actual labor cost is lower than the estimate used in the Seller”s financial model, all unit prices in the agreement will be adjusted proportionately lower by that amount.

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